Exhibit 99.6

AMERICREDIT PRICES $500 MILLION CONVERTIBLE SENIOR NOTES

Company to repurchase approx. $254 million of common stock

FORT WORTH, TX, Sept. 12, 2006 – AmeriCredit Corp. (NYSE: ACF) today announced the pricing of its offering of $250 million principal amount of Convertible Senior Notes due 2011 and $250 million principal amount of Convertible Senior Notes due 2013 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the notes is expected to close on September 18, 2006.

The 2011 notes were priced at 100 percent of their principal amounts and have the following terms:

•	$250 million principal amount of 0.75% Convertible Senior Notes due September 15, 2011.

•	The 2011 notes are convertible prior to maturity, subject to certain conditions, into cash up to their principal amount, and into shares of AmeriCredit common stock for the conversion value above the principal amount, if any, based on an initial conversion rate of 35.6233 shares of common stock per $1,000 principal amount of the 2011 notes, representing a conversion price of approximately $28.07 per share. The initial conversion price represents a 15% conversion premium for the 2011 notes based on the closing price of $24.41 per share on September 12, 2006.

The 2013 notes were priced at 100 percent of their principal amounts and have the following terms:

•	$250 million principal amount of 2.125% Convertible Senior Notes due September 15, 2013.

•	The 2013 notes are convertible prior to maturity, subject to certain conditions, into cash up to their principal amount, and into shares of AmeriCredit common stock for the conversion value above the principal amount, if any, based on an initial conversion rate of 32.7735 shares of common stock per $1,000 principal amount of the notes, representing a conversion price of approximately $30.51 per share. The initial conversion price represents a 25% conversion premium for the 2013 notes based on the closing price of $24.41 per share on September 12, 2006.

AmeriCredit estimates that the net proceeds from this offering will be approximately $488 million, after deducting estimated commissions and expenses. In addition, AmeriCredit has granted the initial purchasers a 15-day option to purchase up to $25 million principal amount of additional 2011 notes and up to $25 million principal amount of additional 2013 notes, in each case, solely to cover over-allotments.

AmeriCredit intends to use the net proceeds from the offering of the notes for:

•

The purchase, from affiliates of one or more of the initial purchasers, of convertible note hedges with respect to AmeriCredit’s common stock. Concurrently with entering into the convertible note hedges, AmeriCredit issued warrants to purchase its common stock. These transactions have the effect of increasing the effective conversion price of the notes, from AmeriCredit’s perspective, to $35 (in the case of the 2011 notes) or $40 (in the case of the 2013 notes), which represents approximately a 43% premium (in the case of the 2011 notes) or approximately a 64% premium (in the case of the 2013 notes), in each case to the closing price of AmeriCredit’s common stock on September 12, 2006. The net cost of these transactions was approximately $50 million. If the initial purchasers exercise their option to purchase additional notes, AmeriCredit expects to use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge transactions. AmeriCredit may also enter into additional warrant transactions, if the over-allotment is exercised. In connection with establishing their initial hedges of the convertible note hedge and warrant transactions, AmeriCredit has been advised that the counterparties to such transactions or their respective affiliates expect to enter into various derivative transactions with respect to AmeriCredit’s common stock and/or purchase AmeriCredit’s common stock in secondary market transactions concurrently with, or shortly after, the pricing of the notes, and may enter into various derivative transactions with respect to AmeriCredit’s common stock and/or purchase or sell AmeriCredit’s common stock in secondary market transactions following pricing of the notes (and are likely to do so during any cash settlement averaging period relating to the notes).

•	The repurchase of approximately $254 million of its common stock in privately negotiated transactions concurrently with the offering of the notes.

•	General corporate purposes, including repurchasing shares of AmeriCredit common stock in the open market or in privately negotiated transactions from time to time.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes and any AmeriCredit common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the year ended June 30, 2006. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, regulatory changes and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

Contact:
Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann

(817) 302-7394	(817) 302-7627